UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 8-K CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

October 23, 2003 Commission File Number 0-24395

bebe stores, inc. (Exact name of registrant as specified in its charter)

California (State or Jurisdiction of Incorporation or Organization)	94-2450490 (IRS Employer Identification Number)

400 Valley Drive Brisbane, California 94005 (Address of principal executive offices) Telephone: (415) 715-3900

Item 7. Financial Statements and Exhibits

(c) Exhibits

    99.1.        Press Release dated October 23, 2003.

Item 12.  Results of Operations and Financial Condition

The information in this Form 8-K and the Exhibit attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing. On October 23, 2003, bebe stores, inc. issued a press release announcing its financial results for the fiscal quarter ended September 30, 2003 and held a conference call regarding those results.

The press release relating to the financial results for the fiscal quarter ended September 30, 2003 is attached hereto as Exhibit 99.1.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated October 23, 2003 bebe stores, inc. /s/ John Kyees ______________________________ John Kyees, Chief Financial Officer and Chief Administrative Officer

Exhibit 99.1

Contact: John Kyees
               Chief Financial Officer
               bebe stores, inc.
               (415) 715-3900

bebe stores, inc. Reports First Quarter Earnings;
EPS Increases 15% to $0.23 Per Share

BRISBANE, CALIF. – October 23, 2003 – bebe stores, inc. (Nasdaq:BEBE) today announced financial results for the first quarter of fiscal 2004 ended September 30, 2003.

Net sales for the first quarter of fiscal 2004 were $83.6 million, up 13.3% from $73.8 million reported for the first quarter a year ago. As previously reported, same store sales for the quarter increased by 6.8% compared to a decrease of 10.3% in the prior year.

Gross margin as a percentage of net sales increased to 46.1% in the first quarter of fiscal 2004, compared to 45.6% in the first quarter of fiscal 2003. The increase in gross margin as a percentage of net sales from the prior year of 0.5% was primarily the result of favorable occupancy leverage offset by slightly lower merchandise margins.

Operating expenses for the first quarter of fiscal 2004 were $29.3 million, or 35.1% of net sales, compared to $26.0 million, or 35.2% of net sales for the same period of the prior year. The increase in operating expenses for the first quarter of fiscal 2004 compared to the same period of the prior year was primarily due to higher compensation, advertising and depreciation expenses.

Operating income for the first quarter of fiscal 2004 increased 19.5% to $9.2 million, compared to $7.7 million for the same period a year ago. Net earnings for the first quarter increased 17.6% to $6.0 million, compared to $5.1 million for the same period a year ago. Diluted earnings per share for the first quarter were $0.23 versus $0.20 in the same period of fiscal 2003.

The Company anticipates comparable store sales for the second quarter to be positive low to mid single digits and earnings per share to be in the range of $0.47 to $0.50 per share.

bebe stores, inc. will host a conference call on Thursday, October 23, 2003 at 9:30 A.M. Pacific Time to discuss first quarter results. Interested parties are invited to listen to the conference by calling (800) 283-1693. A replay of the call will be available for approximately one week by calling (888) 266-2081 and using the passcode “2323". A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe and BEBE SPORT brand names. bebe currently operates 184 stores in the United States, Canada and an online store at www.bebe.com.

The statements in this news release, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results. Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.

bebe stores, inc. SELECTED BALANCE SHEET DATA (UNAUDITED)

	As of September 30,

(000's omitted)	2003	2002

Assets
Cash and cash equivalents	$148,672	$121,166
Short term marketable securities	2,072	6,228
Inventories, net	30,028	29,359
Total current assets	188,026	167,392
Equipment and improvements, net	51,155	54,002
Long term marketable securities	7,875	0
Total assets	$251,998	$227,686

Liabilities and Shareholders' Equity
Total current liabilities	$28,488	$29,991
Total liabilities	43,078	41,928
Total shareholders' equity	208,920	185,758
Total liabilities and shareholders' equity	$251,998	$227,686

bebe stores, inc. STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months
(000's omitted)	Ended September 30,

	2003	2002

Net sales	$83,552	$73,842
Cost of sales, including buying and occupancy	45,052	40,150

Gross profit	38,500	33,692
Selling, general and administrative expenses	29,292	26,026

Income from operations	9,208	7,666
Interest income and other (net)	461	483

Earnings before income taxes	9,669	8,149
Provision for income taxes	3,626	3,054

Net earnings	$6,043	$5,095

Basic earnings per share	$0.23	$0.20
Diluted earnings per share	$0.23	$0.20
Basic weighted average shares outstanding	25,731	25,621
Diluted weighted average shares outstanding	26,261	25,887